UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2015

LOJACK CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Massachusetts
(State or Other Jurisdiction of Incorporation)

1-8439	04-2664794
(Commission File Number)	(IRS Employer Identification No.)

40 Pequot Way, Canton, Massachusetts	02021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 781-302-4200

Not Applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2015, LoJack Corporation (the “Company”) entered into an agreement (the “Agreement”) with Engine Group, L.P., Engine Jet Capital, L.P., P Engine Ltd., Engine Group Management, LLC, Engine Investments, LLC and Arnaud Ajdler (collectively, “Engine Group”), which beneficially own, in the aggregate, 700,036 outstanding shares of common stock of the Company (the “Common Stock”). Pursuant to the Agreement, the Company agreed to appoint Alan L. Bazaar to the Company’s Board of Directors (the “Board”), effective immediately, with a term expiring at the Company’s 2015 annual meeting of shareholders (the “2015 Annual Meeting”) and as a member of the Nominating/Corporate Governance Committee of the Board. The Company has also agreed to nominate Mr. Bazaar for election as a director of the Company at the 2015 Annual Meeting.

In addition, the Company has agreed to work with Engine Group to identify an additional mutually agreeable director for appointment to the Board prior to the 2015 Annual Meeting and include such additional director on the slate of nominees recommended by the Board for election at the 2015 Annual Meeting. Such additional director shall be independent of both the Company and Engine Group. To facilitate the appointment of such additional director, Robert J. Murray will not stand for re-election as a director of the Company at the 2015 Annual Meeting.

The Company also agreed with Engine Group to review its investor relations program and retain a consultant to assist the Board in reviewing the Company’s cost structure.

In connection with entering into the Agreement, Engine Group agreed that until the earlier of (a) 30 days prior to the deadline for the submission of shareholder nominations for the Company’s 2016 annual meeting of shareholders pursuant to the Company’s bylaws and (b) the date that is 90 days prior to the first anniversary of the 2015 Annual Meeting (the “Standstill Period”), Engine Group will not, among other things, (i) nominate any person for election as a director or otherwise bring any business or proposals before a shareholders’ meeting, (ii) acquire in excess of 9.9% of the Company’s then outstanding shares of Common Stock, (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)) with respect to the Common Stock, or (iv) make any offer or proposal relating to a business combination involving the Company. Until the expiration of the Standstill Period, Engine Group will vote all of the shares of Common Stock it beneficially owns for the election of each of the Company’s director nominees and, unless Institutional Shareholder Services Inc. recommends otherwise, in accordance with the Board’s recommendation on any other proposal not related to a business combination involving the Company.

The foregoing description of the terms and conditions of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is attached to this Current Report as Exhibit 10.1 and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 17, 2015, the Board appointed Mr. Bazaar to the Board and as a member of the Nominating/Corporate Governance Committee of the Board. In addition, the Company has agreed to work with Engine Group to identify an additional mutually agreeable director for appointment to the Board prior to the 2015 Annual Meeting and include such additional director on the slate of nominees recommended by the Board for election at the 2015 Annual Meeting. Such additional director shall be independent of both the Company and Engine Group. To facilitate the appointment of such additional director, Robert J. Murray will not stand for re-election as a director of the Company at the 2015 Annual Meeting. The information set forth in Item 1.01 of this Current Report on Form 8-K related to the Agreement is hereby incorporated by reference into this Item 5.02.

Mr. Bazaar, age 44, is Chief Executive Officer of Hollow Brook Wealth Management LLC, an asset management firm based in New York City, and Chairman of the Board of Directors of the NYSE-traded Wireless Telecom Group, Inc. A Certified Public Accountant, he has more than 15 years of investment management experience and has served on several public and private company boards.

Mr. Bazaar’s compensation will be consistent with that provided to all of the Company’s non-employee directors, as described in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on April 7, 2014. There are no family relationships between Mr. Bazaar and any director or executive officer of the Company, and Mr. Bazaar has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On March 18, 2015, the Company issued a press release announcing the signing of the Agreement and appointment of Mr. Bazaar to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report.

The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Agreement by and among LoJack Corporation, Engine Group, L.P., Engine Jet Capital, L.P., P Engine Ltd., Engine Group Management, LLC, Engine Investments, LLC and Arnaud Ajdler, dated March 17, 2015
99.1	Press release issued by LoJack Corporation on March 18, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LoJack Corporation Registrant
Date:	March 18, 2015	By:	/s/ José M. Oxholm
José M. Oxholm
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement by and among LoJack Corporation, Engine Group, L.P., Engine Jet Capital, L.P., P Engine Ltd., Engine Group Management, LLC, Engine Investments, LLC and Arnaud Ajdler, dated March 17, 2015
99.1	Press release issued by LoJack Corporation on March 18, 2015